Cognex Corporation 84 State Street, Boston, Massachusetts 02109 Articles 3 and 4 February 1, 2019 Articles 3 and 4 are amended by deleting in its entirety the section titled "Resolutions of Directors Establishing Series E Junior Participating Cumulative Preferred Stock" from such Articles.

To change the number of shares and the par value, * if any, of any type, or to designate a class or series, of stock, or change a designation of class or series of stock, which the corporation is authorized to issue, complete the following:

Total authorized prior to amendment:

WITHOUT PAR VALUE		WITH PAR VALUE		
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
		Common	300,000,000	$.002
		Preferred	350,000	$.01
		Series E Pref	50,000	$.01

Total authorized after amendment:

WITHOUT PAR VALUE		WITH PAR VALUE		
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
		Common	300,000,000	$.002
		Preferred	400,000	$.01

(7) The amendment shall be effective at the time and on the date approved by the Division, unless a later effective date not more than 90 days from the date and time of filing is specified: ______________________

**G.L. Chapter 156D eliminates the concept of par value, however a corporation may specify par value in Article III. See G.L. Chapter 156D, Section 6.21, and the comments relative thereto.*

25th April 2019

MA SOC Filing Number: 201994259120 Date: 4/26/2019 12:28:00 PM THE COMMONWEALTH OF MASSACHUSETTS I hereby certify that, upon examination of this document, duly submitted to me, it appears that the provisions of the General Laws relative to corporations have been complied with, and I hereby approve said articles; and the filing fee having been paid, said articles are deemed to have been filed with me on: April 26, 2019 12:28 PM WILLIAM FRANCIS GALVIN Secretary of the Commonwealth